Exhibit 99.1

Kintara Therapeutics Announces Fiscal 2023 Second Quarter Financial Results and Provides Corporate Update

SAN DIEGO, February 14, 2023 /PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced financial results for its fiscal second quarter ended December 31, 2022 and provided a corporate update.

RECENT CORPORATE DEVELOPMENTS

•
Announced that Kintara had received Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for VAL-083 for the treatment of diffuse intrinsic pontine glioma, a rare and highly aggressive childhood brain cancer (December).
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Received formal notice from The Nasdaq Stock Market LLC stating that Kintara had regained compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market LLC (“Nasdaq”) (November).
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Announced that the FDA had granted Fast Track Designation for Kintara’s REM-001 therapy, which consists of three parts, the laser light source, the light delivery device, and the REM-001 drug product, for the treatment of patients with cutaneous metastatic breast cancer (CMBC) (November).
•
Completed a 1-for-50 reverse stock split of the Company’s outstanding and authorized common stock, which began trading on a reverse stock split-adjusted basis on Nasdaq on November 14, 2022 (November).
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Announced that the REM-001 program in CMBC was paused to conserve cash which will be used to support the funding of the Company’s ongoing international registrational study for VAL-083 in glioblastoma (GBM). By pausing the REM-001 program, Kintara expects to save approximately $3.0 million through calendar 2023 (October).

“While we continue to look for ways to restart our REM-001 program in cutaneous metastatic breast cancer without reducing our cash runway, we are encouraged by the recent progress of our lead asset in brain cancer, VAL-083, and look forward to announcing top-line data in the international registrational GBM AGILE Study before the end of calendar 2023,” commented Robert E. Hoffman, Kintara’s President and Chief Executive Officer. “There has been a significant lack of progress in the development of treatments for GBM in the last decades so we are devoted to advancing our novel brain-penetrant small molecule chemotherapy agent, VAL-083, closer to patients and physicians in dire need of new treatment options for this devastating disease.”

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR 2023 SECOND QUARTER ENDED DECEMBER 31, 2022

As of December 31, 2022, Kintara had cash and cash equivalents of approximately $4.9 million.

For the three months ended December 31, 2022, Kintara reported a net loss of approximately $3.5 million, or $2.10 per share, compared to a net loss of approximately $5.9 million, or $6.07 per share, for the three months ended December 31, 2021. For the six months ended December 31, 2022, Kintara reported a net loss of approximately $8.1 million, or $5.42 per share, compared to a net loss of approximately $11.9 million, or $17.30 per share, for the six months ended December 31, 2021. The decreased net losses for the three and six months ended December 31, 2022 compared to the three and six months ended December 31, 2021 was largely due lower research and development expenses as well as lower general and administrative costs.

Selected Balance Sheet Data (in thousands)

	December 31, 2022	June 30, 2022
	$	$
Cash and cash equivalents	4,874	11,780
Working capital	5,939	9,268
Total assets	9,917	15,948
Total stockholders’ equity	6,598	11,795

Selected Statement of Operations Data (in thousands, except per share data)

For the three months ended

	December 31,	December 31,
	2022	2021
	$	$
Research and development	2,059	3,902
General and administrative	1,440	1,993
Other income	(45)	(2)
Net loss for the period	(3,454)	(5,893)
Series A Preferred cash dividend	(2)	(2)
Net loss for the period attributable to common stockholders	(3,456)	(5,895)
Basic and fully diluted weighted average number of shares	1,643	971
Basic and fully diluted loss per share	(2.10)	(6.07)

For the six months ended

	December 31,	December 31,
	2022	2021
	$	$
Research and development	5,230	7,695
General and administrative	2,915	4,171
Other income	(95)	(7)
Net loss for the period	(8,050)	(11,859)
Series A Preferred cash dividend	(4)	(4)
Series C Preferred stock dividend	(362)	(2,462)
Net loss for the period attributable to common stockholders	(8,416)	(14,325)
Basic and fully diluted weighted average number of shares	1,554	828
Basic and fully diluted loss per share	(5.42)	(17.30)

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing two late-stage therapeutics for clear unmet medical needs with reduced risk development programs. The two programs are VAL-083 for GBM and REM-001 Therapy for CMBC.

VAL-083 is a ‘first-in-class’, small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently advancing VAL-083 in the Global Coalition for Adaptive Research registrational Phase 2/3 clinical trial titled Glioblastoma Adaptive Global Innovative Learning Environment (GBM AGILE) Study to support the development and commercialization of VAL-083 in GBM.

Kintara also has a proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 Therapy, which consists of the laser light source, the light delivery device, and the REM-001 drug product, has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. In CMBC, REM-001 has a clinical efficacy to date of 80% complete responses of CMBC evaluable lesions and an existing robust safety database of approximately 1,100 patients across multiple indications. Kintara has paused the REM-001 CMBC program to conserve cash resources.

For more information, please visit www.kintara.com or follow us on Twitter at @Kintara_Thera, Facebook and Linkedin.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials and the GBM AGILE Study. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies; global unrest; and the continued impact of the COVID-19 pandemic. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2022, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS

Investors
LifeSci Advisors
Mike Moyer, Managing Director

617.308.4306

Media Inquiries
David Schull or Ignacio Guerrero-Ros, Ph.D.
Russo Partners
858.717.2310
646.942.5604